Exhibit 99.1

Myomo Reports Fourth Quarter and Year End 2018 Financial Results

Reports Record Revenues and Reimbursement Pipeline for the Fourth Quarter and Full Year

CAMBRIDGE, Mass., March 7, 2019 – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper limb paralysis, today announced its financial results for the fourth quarter and year ended December 31, 2018.

Recent Highlights and Accomplishments:

•

Revenues for the fourth quarter 2018 of $890,000 increased by 63% versus the comparable period of 2017. For the full year 2018, total revenue increased 57% to $2,444,000. Gross margins for the full year 2018 and 2017 were 70% and 68%, respectively.

•

The Company’s reimbursement pipeline continued to grow, with 306 MyoPro units in the reimbursement process as of December 31, 2018, after adding 139 units in the fourth quarter. In 2018, the Company sold 92 units.

•	The Company successfully completed a follow-on offering of its common stock in February 2019, generating net proceeds of Approximately $5,600,000.

“The record revenues for the quarter and the year are the result of our increased investment in sales and marketing during 2018”, said Paul R. Gudonis, Chairman and CEO of Myomo. “Our reimbursement pipeline continues to grow, which is expected to result in significant revenue growth in 2019.”

Financial Results

	For the Three Months Ended December 31,		Period-to-Period Change		For the Twelve Months Ended December 31,		Period-to-Period Change
	2018	2017	$	%	2018	2017	$	%
Revenue	$889,575	$547,412	$342,163	63%	$2,444,104	$1,558,866	$885,238	57%
Cost of revenue	226,176	203,972	22,204	11%	728,279	505,280	222,999	44%

Gross margin	$663,399	$343,440	$319,959	93%	$1,715,825	$1,053,586	$662,239	63%

Gross margin%	75%	63%		12%	70%	68%		2%

Revenue in the fourth quarter 2018 was $890,000, an increase of 63%, versus the comparable period of 2017. Revenue for the twelve months ended December 31, 2018 was $2,440,000, an increase of 57%, versus the comparable period of 2017. Results for the three and twelve months ended December 31, 2018, reflects a higher average selling price due to a favorable product and sales channel mix.

Gross margin was 75% and 63% for the quarter ended December 31, 2018 and 2017, respectively. Gross margin was 70% and 68% for the twelve months ended December 31, 2018 and 2017, respectively. The increase in gross margins is primarily due to the aforementioned improvement in average selling price.

Operating expenses were $3,398,000, an increase of $1,239,000, or 57%, during the three months ended December 31, 2018, versus the comparable period of 2017. Operating expenses were $12,244,000, an increase of $4,643,000, or 61%, during the twelve months ended December 31, 2018, as compared to the twelve months ended December 31, 2017. These increases in operating expenses primarily reflect the addition of personnel in support of the Company’s expansion of its sales, marketing and administrative functions.

The Company’s net loss for the quarter ended December 31, 2018 amounted to $2,692,000, or ($0.22) per share, compared with a net loss of $1,900,000, or ($0.25 per share) for the corresponding period of 2017. Net loss for the year ended December 31, 2018 was $10,317,000, or ($0.84) per share compared with a loss of $12,097,000, or ($2.93) per share for the year ago period. Net loss for the twelve months ended December 31, 2017 included a $5,172,000 charge for debt discount on convertible notes.

Adjusted EBITDA1 for the quarter ended December 31, 2018 was a loss of $2,542,000, compared with a loss of $1,770,000 for the corresponding period in 2017. Adjusted EBITDA for the year ended December 31, 2018 was a loss of $9,644,000, compared with a loss of $6,257,000 for the year ended December 31, 2017. A reconciliation of GAAP net loss to this non-GAAP financial measure has been provided in the financial statement tables included in this press release. An explanation of this measure is also included below under the heading “Non-GAAP Financial Measures.”

Liquidity

Cash on hand at December 31, 2018 was $6,541,000, compared to $12,959,000 at December 31, 2017. On February 12, 2019, the Company successfully completed a follow-on public offering of its common stock, generating net proceeds of approximately $5,600,000, which is expected to provide sufficient liquidity to fund its operations through 2019.

Conference Call and Webcast Information

Myomo will hold a conference call today, Thursday, March 7, 2019 at 4:30 p.m. EST. To access the conference call, please dial 1-877-270-2148 from the U.S. or 1-412-902-6510 internationally. Our webcast and accompanying slides can also be accessed through Myomo’s Investor Relations page. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

A replay of the conference call will be available approximately one hour after completion of the live conference call at the Investor Relations page. A dial-in replay of the call will be available until March 21, 2019; please dial 1-877-344-7529 from the U.S. or 1-412-317-0088 internationally and provide the passcode of 10129136.

(Tables follow)

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. For more information, please visit www.myomo.com.

1

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for the impact of the write-off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the receipt of revenues from units being processed for insurance reimbursement, the scale-up and expansion of commercial operations, our expectations for revenues and our results of operations, and the potential benefits to users of our products, our financial position and cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations;

•	our ability to effectively execute our business plan; and

•	our expectations as to our clinical research program and clinical results.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

Myomo has provided in this release of financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Myomo’s industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for the impact of the write-off of unamortized debt discount associated with conversion of convertible notes into common stock and warrants, stock based-compensation, the impact of the fair value revaluation of our derivative liabilities and the loss on early extinguishment of debt. Non-GAAP financial measures that Myomo uses may differ from measures that other companies may use. This non-GAAP financial measure disclosed by Myomo is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

For Myomo:
ir@myomo.com

Investor Relations:
Vivian Cervantes
PCG Advisory 646-863-6274 vivian@pcgadvisory.com

Public Relations:
Sarah Karr
Matter Communications 978-518-4817
myomo@matternow.com

MYOMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$889,575	$547,412	$2,444,104	$1,558,866
Cost of revenue	226,176	203,972	728,279	505,280

Gross margin	663,399	343,440	1,715,825	1,053,586

Operating expenses:
Research and development	529,619	356,867	1,838,633	1,751,731
Selling, general and administrative	2,868,807	1,802,584	10,405,609	5,849,969

	3,398,426	2,159,451	12,244,242	7,601,700

Loss from operations	(2,735,027)	(1,816,011)	(10,528,417)	(6,548,114)
Other expense (income)
Loss on extinguishment of debt	—	135,244	—	135,244
Change in fair value of derivative liabilities	(4,991)	(52,429)	(36,269)	(116,795)
Debt discount on convertible notes	—	—	—	5,172,000
Interest (income) and other expense, net	(38,082)	1,450	(175,409)	358,916

	(43,073)	84,265	(211,678)	5,549,365

Net loss	(2,691,954)	(1,900,276)	(10,316,739)	(12,097,479)
Deemed dividend – accreted preferred stock	—	—	—	(274,011)
Cumulative dividend to Series B-1 preferred stockholders	—	—	—	(287,779)

Net loss available to common stockholders	$(2,691,954)	$(1,900,276)	$(10,316,739)	$(12,659,269)

Weighted average number of common shares outstanding:
Basic and diluted	12,435,807	7,559,309	12,292,402	4,317,864

Net loss per share available to common stockholders:
Basic and diluted	$(0.22)	$(0.25)	$(0.84)	$(2.93)

MYOMO, INC.

CONDENSED BALANCE SHEETS

December 31,	2018	2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,540,794	$12,959,373
Accounts receivable, net	382,258	297,039
Inventories, net	256,149	201,155
Prepaid expenses and other	695,276	388,275

Total Current Assets	7,874,477	13,845,842
Restricted cash	75,000	52,000
Deferred offering costs	144,582	—
Equipment, net	187,513	77,150

Total Assets	$8,281,572	$13,974,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$1,743,427	$1,277,236
Derivative liabilities	3,661	39,930
Deferred revenue	1,990	61,288
Customer advance payments	106,609	106,718

Total Current Liabilities	1,855,687	1,485,172
Deferred revenue, net of current portion	—	44,042

Total Liabilities	1,855,687	1,529,214

Stockholders’ Equity:
Common stock	1,245	1,114
Undesignated preferred stock	—	—
Additional paid-in capital	51,720,630	47,423,915
Accumulated deficit	(45,289,526)	(34,972,787)
Treasury stock	(6,464)	(6,464)

Total Stockholders’ Equity	6,425,885	12,445,778

Total Liabilities and Stockholders’ Equity	$8,281,572	$13,974,992

MYOMO, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

For the years ended December 31,	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,316,739)	$(12,097,479)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	69,682	11,415
Stock-based compensation	814,666	279,508
Bad debt expense	16,275	—
Amortization of debt discount	—	17,765
Debt discount on convertible notes	—	5,172,000
Inventory reserve	32,645	42,355
Common stock issued for services and software license	—	31,845
Change in fair value of derivative liabilities	(36,269)	(116,795)
Changes in operating assets and liabilities:
Accounts receivable	(101,494)	(182,533)
Inventories	(140,817)	(161,075)
Prepaid expenses and other	(307,001)	(235,938)
Accounts payable and other accrued expenses	466,191	563,225
Accrued interest	—	377,503
Deferred revenue	(103,340)	38,067
Customer advance payments	(109)	106,718

Net cash used in operating activities	(9,606,310)	(6,153,419)

NET CASH USED IN INVESTING ACTIVITIES	(126,867)	(67,002)
NET CASH PROVIDED BY FINANCING ACITIVCITES	3,337,598	18,382,620

Net increase (decrease) in cash, cash equivalents, and restricted cash	(6,395,579)	12,162,199
Cash, cash equivalents, and restricted cash, beginning of year	13,011,373	849,174

Cash, cash equivalents, and restricted cash, end of year	$6,615,794	$13,011,373

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017
GAAP net loss	$(2,691,954)	$(1,900,276)	$(10,316,739)	$(12,097,479)
Adjustments to reconcile to Adjusted EBITDA:
Loss on early extinguishment of debt	—	135,244	—	135,244
Interest expense	—	27,037	—	357,122
Interest (income) expense and other expense, net	(38,082)	(25,587)	(175,409)	1,793
Depreciation expense	20,850	4,430	69,682	11,415
Stock-based compensation	171,705	41,286	814,666	279,508
Debt discount on convertible notes	—	—	—	5,172,000
Change in fair value of derivative liabilities	(4,991)	(52,429)	(36,269)	(116,795)

Adjusted EBITDA	$(2,542,472)	$(1,770,295)	$(9,644,069)	$(6,257,192)